Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-214551) and Form S-8 (No. 333-212766, 333-176658, 333-138192, 333-106528, 333-24241, and 33-32522) of United Bankshares, Inc. of our reports dated March 15, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cardinal Financial Corporation, appearing in the Annual Report on Form 10-K of Cardinal Financial Corporation for the year ended December 31, 2016 and incorporated by reference in exhibit 99.1 of this Current Report on Form 8-K.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

June 1, 2017